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                                                                    EXHIBIT (99)
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Tuesday           Investor Contact:      Sean Fox
Dec. 20, 1994                            704-374-7060
                  Media Contact:         Marianna Sheridan
                                         704-383-3715 (office)
                                         704-333-6447 (home)
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FIRST UNION REDEEMS
PREFERRED STOCK ISSUE
CHARLOTTE, N.C. -- The board of directors of First Union Corporation (NYSE-FTU) today elected to redeem all of the approximately 6.3 million outstanding shares of its Series 1990 Cumulative Perpetual Adjustable Rate Preferred Stock (NYSE:FTUpr). The redemption will occur on March 31, 1995, at a redemption price of $51.50 per share.
As previously announced on October 18, 1994, a quarterly cash dividend of 8.65 percent per annum, applied against $50.00 ($1.0813) for the preferred stock will be paid on December 31, 1994 to holders of record as of December 15, 1994. The first quarter dividend for the preferred stock payable on March 31, 1995 will be paid to stockholders of record as of March 15, 1995.
"We are taking advantage of the opportunity to redeem this relatively expensive preferred issue because of the economic benefits," said Robert T. Atwood, chief financial officer of First Union Corporation. "First Union's strong internal capital generation allowed us to call this preferred issue with a positive impact to earnings in 1995 and beyond."
For 1994, dividends on the preferred stock will be approximately $25 million.
For 1995 and beyond, the redemption is expected to have a positive impact to earnings of approximately 7 to 10 cents per share, based on the current number of common shares outstanding.
First Union will record a redemption premium in the fourth quarter, representing the difference between the $44.96 book value of the preferred issue and the $51.50 redemption price. In January 1994, the Securities and Exchange Commission staff concluded that redemption premiums after that date should be reflected as a return to the preferred stockholders similar to the treatment of dividends paid to such holders. The redemption premium will reduce 1994 earnings per share applicable to common stockholders by 24 cents; however, it will not reduce net income.
Based on current market conditions and other assumptions relating to expected income and expenses, First Union currently expects net income available to common stockholders for 1994 before the redemption premium to be between $5.20 and $5.25 per share, and net income applicable to common stockholders after the redemption premium to be between $4.96 and $5.01 per share.
The total redemption amount has been transferred to the redemption agent, First Union National Bank of North Carolina, Corporate Trust Department, 230 South Tryon Street, 11th Floor, Charlotte, N.C., 28288-1153. The New York Stock Exchange has been notified of the redemption. Copies of this news release are being mailed to the holders of the Series 1990 Preferred Stock. Additional notices and letters of transmittal will be mailed to holders of the Series 1990 Preferred Stock at least 15 days prior to the redemption date.
Charlotte, N.C.-based First Union Corporation is the nation's 9th-largest bank holding company, with assets of $74.2 billion as of Sept. 30, 1994.